Dear Investment Professional,

        Your clients owning The First Australia Prime Income Fund, Inc. (“FAX”) are now receiving a proxy statement dated March 19, 2001 (the “Proxy Statement”) in which they are being asked to approve proposals to change FAX’s investment objective, policies, and restrictions. Approval of these proposals would enable FAX to increase its investment in Asian debt markets. The Proxy Statement explains important changes in recent years in the debt markets, economies, and currencies of Australia and Asia. This note is to give you some background on the Proxy Statement and to emphasize the importance of voting.

        FAX’s Board of Directors has unanimously recommended that shareholders approve the proposals in the Proxy Statement that would allow FAX’s current 35% asset limitation in Asian debt to potentially expand to a maximum of 80%. This approval would further allow FAX to seek higher interest rates and greater diversification of currencies and a broader range of credit ratings.

Shareholders should refer to the Proxy Statement for details on the proposals, background, yield opportunities in Asia, and the risks generally involved in investing in Asian debt securities.

        Please remind your clients owning FAX as of March 5th (eligible record date for voting) that “FOR” votes are required to approve the proposals which would afford FAX increased ability to participate in Asian debt markets. In fact, because of the vote requirement to approve the proposals, shareholders who do not vote will effectively be voting against the proposals. Clients with questions on voting instructions should call InnisFree M&A Incorporated toll free at 1-888-750-5834.

        As you may know, Aberdeen Asset Managers (C.I.) Limited and Aberdeen Asset Management Limited, members of the Aberdeen Group, serve as FAX’s investment manager and investment adviser, respectively. As the provider of investor relations services to FAX, and as a member of the Aberdeen Group, we welcome your calls anytime to our New York office at 800-522-5465.

        Thank you for your interest in The First Australia Prime Income Fund, Inc.

Sincerely, Aberdeen Asset Management